Exhibit 16.1

WEAVER MARTIN & SAMYN

July 15, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, NW

Washington, DC 20549

RE:	EnerJex Resources, Inc.
File No. 000-30234
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for EnerJex Resources, Inc. (the "Company") and reported on the financial statement of the Company for the year eneded December 31, 2012 and 2011. We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours,

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111

Certified Public Accountants

411 Valentine, Suite 300

Kansas City, Missouri 64111

Phone: (816) 756-5525

Fax: (816) 756-2252